INVESTMENT AGREEMENT


         THIS INVESTMENT AGREEMENT (this "Investment Agreement"), dated August 5, 1997 is by and between ADVANCED AERODYNAMICS AND STRUCTURES, INC. ("the Company"), and THE SUMITOMO BANK, LIMITED (the "Bank"), acting by and through its Los Angeles Branch.

                                   WITNESSETH:

         WHEREAS, the California Economic Development Financing Authority (the "Issuer") has issued its Variable Rate Demand Industrial Development Revenue Bonds, Series, 1997 (Advanced Aerodynamics and Structures, Inc. Project) (the "Bonds") in the aggregate principal amount of $8,500,000 pursuant to an Indenture of Trust dated as of August 1, 1997 (the "Indenture") between the Issuer and First Trust of California, National Association (the "Trustee"); and

         WHEREAS, the Bank has agreed to issue its Irrevocable Letter of Credit No. G/LA-400557 dated August 5, 1997 (the "Letter of Credit") to secure payment of principal of, interest on and purchase price of, the Bonds pursuant to a Reimbursement Agreement dated as of August 1, 1997 (the "Reimbursement Agreement") between the Bank and the Company; and

         WHEREAS, to induce the Bank to issue the Letter of Credit and secure the obligations of the Company to the Bank under the Reimbursement Agreement, the Company has agreed to deposit certain moneys with the Bank pursuant to this Investment Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties intending to be legally bound hereby agree as follows:

         Section 1. Invested Funds. The Company hereby establishes this Investment Agreement with the Bank and agrees that, pursuant to the terms of this Investment Agreement, the Company shall invest with the Bank the aggregate amount of $8,500,000 (the "Invested Funds"). The Company agrees to cause the Invested Funds to be delivered to the Bank on August 5, 1997 for investment pursuant to the terms of this Investment Agreement. The Company hereby acknowledges that the Invested Funds and any interest accrued thereon under this Investment Agreement are not insured by the Federal Deposit Insurance Corporation.

         Section 2. Investments with the Bank. Investments hereunder shall be made by wire transfer in immediately available funds to Sumitomo Bank of California, San Francisco, California, ABA #121002042 for the account of the Bank, account number 051-014969-86, reference: AASI.

         Section 3. Term of Agreement. This Investment Agreement will terminate with respect to the Invested Funds on the earlier of August 5, 2002 or the Expiration Date of the Letter of Credit (the "Maturity Date") unless extended at the request of the Company with the approval of the Bank. Prior to the Maturity Date, the Bank shall have absolute and unconditional custody and control over the invested Funds. Subject to the terms of the Reimbursement Agreement, the Invested Funds shall


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be due and payable by the Bank to the Company in immediately  available funds to the account specified by the Company to the Bank on the Maturity Date. Provided no Event of Default has occurred and is continuing under the Reimbursement Agreement, Invested Funds shall be due and payable by the Bank to the Company in immediately available funds to the account specified by the Company to the Bank within seven days following (i) an optional redemption of Bonds pursuant to
Article IV of the Indenture in the amount of the Bonds so redeemed or (ii) receipt of a request by the Company, which request shall be accompanied by a certificate of the Company delivered to the Trustee and the Bank, acknowledging that the Bank shall not approve any Requisition pursuant to Section 3.03 of the Indenture at any time that the aggregate amount held by the Bank pursuant to this Investment Agreement is less than the aggregate principal amount of Bonds Outstanding and that an amount of Bond proceeds at least equal to the amount of Invested Funds paid to the Company has been invested with the Bank.

         Section 4. Interest. Interest shall accrue on the daily outstanding balance of the Invested Funds from and including August 5, 1997 to and including August 13, 1997 at 5.475% per annum (calculated on the basis of a 360-day year for actual number of days elapsed) and thereafter to and including the Maturity Date at LIBOR (as hereinafter defined) less 0. 15 % per annum (calculated on the basis of a 3 60-day year for actual number of days elapsed). As used herein, "LIBOR" means with respect to any Reset Date (as hereinafter defined) the arithmetic mean of the rates shown on the LIBOR display on the Reuters monitor screen as the London Interbank offered rates for deposits in Dollars quoted by Barclays Bank International Limited, Bank of Tokyo, Bankers Trust Company and National Westminster Bank, PLC, at approximately I 1:00 a.m., London time, on the day that is two Business Days preceding the Reset Date for a period of one
(1) week commencing on the Reset Date. "Reset Date" means the first business day of each calendar week.

         Provided no Event of Default has occurred and is continuing under the Reimbursement Agreement, interest shall be credited to the account specified by the Company on the first Business Day of each month, on the Maturity Date or on any earlier date on which Invested Funds are paid to the Company hereunder. Interest in an amount equal to one-quarter of the total interest accruing hereunder through August 5, 1999 shall be added to and become part of the Invested Funds on such date. The balance shall be paid to or for the account of the Company on such date to the account specified in or pursuant to Section 3 hereof or as otherwise directed by the Company.

         Section 5. Representations and Warranties. (a) The Company represents and warrants to the Bank that: (i) this Investment Agreement constitutes a valid and binding obligation of the Company; and (ii) the execution, delivery and performance of this Investment Agreement by the Company will not result in a breach or violation of or cause a default under any provision of any law, regulation, order, license, decree, judgment, indenture, contract or agreement binding upon the Company.

         (b) The Bank represents and warrants to the Company that: (i) this Investment Agreement constitutes a valid and binding obligation of the Bank; and
(ii) the execution, delivery and performance of this Investment Agreement by the Bank will not result in a breach or violation of or cause a default under any provision of any law, regulation, order, ]license, decree, judgment, indenture, contract or agreement binding upon the Bank.


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         Section 6. Role of the Bank. It is expressly understood and agreed that in performing its obligations hereunder, the Bank is not acting as a fiduciary, agent or other representative for the registered owners of the Bonds or anyone else, and that neither the Bank nor any of its directors, officers, employees, or agents shall be liable or responsible for: (i) the payment to the registered owners of any amounts owing on or with respect to the Bonds; or (ii) any acts or omissions of the Issuer or the Trustee under or with respect to the validity or enforceability of the Bonds or the Indenture.

         Section 7. No Implied Rights. Nothing expressed or implied herein is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto any right, remedy or claim by reason of this Investment Agreement or any term hereof, and all terms contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors.

         Section 8. Notices. All notices given pursuant to this Investment Agreement shall be given telephonically, with verification sent by first-class mail, postage prepaid, or by telex or telecopier, or overnight commercial courier sent that Business Day to the addresses listed below, or to such other addresses or to the attention of such other person as such party shall have designated for such purpose in a written notice to the other:

         To the Company as follows:

                  Advanced Aerodynamics and Structures, Inc.
                  3501 Lakewood Boulevard
                  Long Beach, California 90808
                  Attention: Carl L. Chen, Ph.D.
                  Telecopy:  (562) 938-8620
                  Telephone: (562) 938-8618

          To Sumitomo as follows:

                  The Sumitomo Bank, Limited
                  Los Angeles Branch
                  777 South Figueroa Street, Suite 2600
                  Los Angeles, California 90017
                  Attention: Manager - Structured Finance
                             and Financial Institutions Group
                  Telecopy:  (213) 623-6832
                  Telephone: (213) 955-0800




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         To the Trustee as follows:

                  First Trust of California, National Association
                  One California Street, Fourth Floor
                  San Francisco, California 94111
                  Attention: Corporate Trust Department
                  Telecopy:  (415) 273-4590
                  Telephone: (415) 273-4576

However, the failure by either party to provide written confirmation on the same Business Day of any telephonic notice given hereunder will not result in a breach of this Investment Agreement.

         Section 9. Successors and Assigns. This Investment Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns. This Investment Agreement may not be assigned by any party without the prior written consent of the other party.

          Section 10. Amendments and Waivers. This Investment Agreement may not be modified, amended or supplemented, and no term or provision hereof may be waived, except in writing signed by the parties hereto.

          Section 11. Governing Law. The obligations of the Company and the Bank under this Investment Agreement shall be governed by and construed in accordance with the laws of the State of California.

          Section 12. Counterparts. This Investment Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be executed as of the date written above.


                                     THE SUMITOMO BANK, LIMITED



                                     By:_____________________________________
                                                      , Los Angeles Branch


                                     ADVANCED AERODYNAMICS AND STRUCTURES,
                                     INC.


                                     By:_____________________________________
                                           President


ATTEST:


By:____________________________
         Secretary

(SEAL)